================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


     Date of report (date of earliest event reported):  September 19, 1996


                         WESTINGHOUSE AIR BRAKE COMPANY
             (Exact name of registrant as specified in its charter)


                         Commission file number 1-13782


         DELAWARE                    1-13782                    25-1615902
(State or other jurisdiction       (Commission                (IRS Employer
     of Incorporation              File Number)             Identification No.)


                             1001 Air Brake Avenue
                         Wilmerding, Pennsylvania 15148
                    (Address of principal executive offices)


       Registrant's telephone number, including area code: (412) 825-1000


================================================================================

ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

                 On September 19, 1996, Westinghouse Air Brake Company, ("WABCO" or the "Company"), through two of its wholly-owned direct subsidiaries, W & P Holding Corp. ("W & P") and Westinghouse Railway Holdings (Canada) Inc. ("Westinghouse Canada"), acquired from Mark IV Industries Inc. certain businesses and operations in the United States, Canada, the United Kingdom and The Netherlands. The two-part transaction involved two purchase agreements, each executed and delivered on September 19, 1996, and each containing an agreement by WABCO to guaranty and act as surety for the obligations of its purchasing subsidiary thereunder. In one agreement, W & P purchased from Mark IV Industries, Inc. and Mark IV PLC all of the issued and outstanding capital stock of Vapor Corp., an Illinois corporation, Mark IV Transportation Products Corp., a Delaware corporation, Vapor Netherlands B.V., a Netherlands corporation, and Vapor U.K. Limited, a United Kingdom corporation (collectively, the "Vapor Companies"), and in the other agreement Westinghouse Canada purchased from Mark IV Industries Limited all of the issued and outstanding capital stock of Vapor Canada Inc., a Canadian corporation ("Vapor Canada"; Vapor Canada and the Vapor Companies are hereinafter collectively referred to as the "Vapor Group").

                 The assets of the Vapor Group consist of real property located in Niles, Illinois (333,000 square feet), and in Montreal, Quebec, Canada (106,000 square feet), as well as manufacturing and office equipment, inventory, contracts and intellectual property. The Vapor Group had approximately 650 employees in September, 1996. Prior to WABCO's acquisition thereof, such assets had been used in the manufacture and sale of, among other things, door control operating systems and accessories for buses and rail cars, vehicle to wayside communications equipment for use in connection with the monitoring of mass transit systems and electrical, HVAC and thermal products for use in mass transit vehicles, locomotives and industrial markets. It is presently anticipated that the acquired assets will continue in those same uses.

                 The aggregate purchase price for the Vapor Group was cash in the amount of approximately $63,000,000. Pursuant to an earn-out provision, the purchase price will be increased by $1.00 for every $3.50 of net sales of the Vapor Group in excess of $145,000,000 during the period from August 1, 1996 to February 28, 1998, such increased amount to be capped at $2,000,000. The purchase price was arrived at by negotiation among the parties. To obtain the necessary funds for the acquisition, the Company entered into an amendment and restatement of its credit agreement with The Chase Manhattan Bank, as successor to Chemical Bank, The Chase Manhattan Bank Delaware, as successor to Chemical Bank Delaware, The Bank of New York and the other financial institutions named therein.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         Item 7(a) Financial Statements

         Coopers                          Coopers & Lybrand L.L.P.
         &Lybrand
                                          a professional sevices firm


                            VAPOR COMPANIES

                     COMBINED FINANCIAL STATEMENTS

             AS OF THE LAST DAY OF FEBRUARY 1996 AND 1995,

                  AND FOR THE THREE YEAR PERIOD ENDED

                           FEBRUARY 29, 1996

COOPERS                          COOPERS & LYBRAND L.L.P.
&LYBRAND
                                 a professional sevices firm


               REPORT OF INDEPENDENT ACCOUNTANTS


TO THE MANAGEMENT OF THE
 VAPOR COMPANIES

We have audited the accompanying combined balance sheets of the Vapor Companies (or the "Group", as defined in Note 1) as of the last day of February, 1996 and 1995, and the related combined statements of income and net equity, and cash flows for each of the three years in the period ended February 29, 1996. These financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Vapor Companies as of the last day of February, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended February 29, 1996, in conformity with generally accepted accounting principles.


                                                     COOPERS & LYBRAND L.L.P.

Rochester, New York
April 17, 1996

                                VAPOR COMPANIES
                            COMBINED BALANCE SHEETS
                       LAST DAY OF FEBRUARY 1996 AND 1995
                             (Dollars in Thousands)


   ASSETS                                        1996          1995
                                                 ----          ----
Current Assets:

  Cash                                          $   622      $   828
  Accounts receivable, net                       17,513       17,150
  Inventories                                    14,324       10,110
  Current deferred tax asset                      1,399        1,596
  Other current assets                            2,387        2,773
                                                -------      -------
      Total current assets                       36,245       32,457

Property, plant and equipment, net               20,132       20,939
Cost in excess of net assets acquired             9,768       10,049
Non-current deferred tax asset                    1,379        1,556
Other non-current assets                             86            -
                                                -------      -------
      TOTAL ASSETS                              $67,610      $65,001
                                                =======      =======


   LIABILITIES & NET EQUITY

Current Liabilities:
  Accounts payable                              $ 5,030      $ 3,356
  Compensation related liabilities                2,088        2,031
  Accrued warranties and other expenses           3,724        5,660
                                                -------      -------
      Total current liabilities                  10,842       11,047

Post-retirement liabilities                       1,200        1,200

Net equity                                       55,568       52,754
                                                -------      -------
     TOTAL LIABILITIES
      & NET EQUITY                              $67,610      $65,001
                                                =======      =======


The accompanying notes are an integral part of these financial statements.

                                VAPOR COMPANIES
                  COMBINED STATEMENTS OF INCOME AND NET EQUITY
            YEARS ENDED THE LAST DAY OF FEBRUARY 1996, 1995 and 1994
                             (Dollars in Thousands)


                                         1996          1995           1994
                                         ----          ----           ----
Net sales                               $64,977       $68,046        $66,595
                                        -------       -------        -------
Operating costs:
  Cost of products sold                  42,451        47,626         46,363
  Selling and administration             10,653        10,146         11,007
  Research and development                1,388         1,890          1,803
  Depreciation and amortization           2,056         2,044          1,990
                                        -------       -------        -------

    Total operating costs                56,548        61,706         61,163
                                        -------       -------        -------

  Operating income                        8,429         6,340          5,432

Provision for income taxes               (3,347)       (2,441)        (2,088)
                                        -------       -------        -------

    NET INCOME                            5,082         3,899          3,344

Net equity at the beginning
  of the year                            52,754        49,894         46,933

Cash transfers to parent, net            (2,268)       (1,039)          (383)
                                        -------       -------        -------
   Net equity at the end of the year    $55,568       $52,754        $49,894
                                        =======       =======        =======


The accompanying notes are an integral part of these financial statements.

                                VAPOR COMPANIES
                       COMBINED STATEMENTS OF CASH FLOWS
            YEARS ENDED THE LAST DAY OF FEBRUARY 1996, 1995 AND 1994
                             (Dollars in Thousands)


                                               1996        1995         1994
                                               ----        ----         ----
Cash flows from operating activities:

  Net income                                  $ 5,082     $ 3,899      $ 3,344

  Items not affecting cash:
   Depreciation and amortization                2,056       2,044        1,990
   Deferred income tax (benefit)                  374         301         (297)
                                              -------     -------      -------

      Net cash provided by earnings             7,512       6,244        5,037

  Changes in assets and liabilities

      Accounts receivable                        (363)     (4,239)        (490)
      Inventories                              (4,214)      1,650       (2,772)
      Other assets                                300        (398)        (930)
      Accounts payable                          1,674      (2,330)       2,082
      Other liabilities                        (1,879)        720         (902)
                                              -------     -------      -------

        Net cash provided
         by operating activities                3,030       1,647        2,025
                                              -------     -------      -------

Cash flows for investing activities,
  to purchase equipment                          (968)       (634)      (2,000)
                                              -------     -------      -------

Net cash transferred from (to) parent          (2,268)     (1,039)        (383)
                                              -------     -------      -------
        Net decrease in cash                     (206)        (26)        (358)

Cash at the beginning of the year                 828         854        1,212
                                              -------     -------      -------
        Cash at the end of the year           $   622     $   828      $   854
                                              =======     =======      =======


The accompanying notes are an integral part of these financial statements.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996


1.  THE VAPOR COMPANIES AND THEIR SIGNIFICANT ACCOUNTING POLICIES


Mark IV Industries, Inc. ("Mark IV" or the "Parent") is the direct owner of all the issued and outstanding capital stock of Mark IV Transportation Products Corp. ("Mark IV Transportation"), Vapor Corp. ("Vapor") and Mark IV Netherlands B.V. ("Mark IV Netherlands"). Mark IV is also the indirect owner of all the issued and outstanding capital stock of Vapor Canada Inc. ("Vapor Canada") and Vapor UK Limited ("Vapor UK"). Mark IV Transportation, through its Vapor Division and in combination with Vapor Canada, Vapor UK, Vapor and Mark IV Netherlands, (collectively referred to as the "Vapor Companies" or the "Group") is engaged in the manufacture and sale of, among other things, door control operating systems and accessories for buses and rail cars, vehicle to wayside communications equipment for use in connection with the monitoring of mass transit systems and electrical, HVAC and thermal products for use in mass transit vehicles, locomotives and industrial markets.

The combined financial statements include the accounts of the Vapor Companies, as well as the Group's land and manufacturing facility in Montreal, Quebec, as discussed in Note 4 to these combined financial statements. All significant inter-Group transactions have been eliminated. These combined financial statements have been prepared in conformity with generally accepted accounting principles, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of such financial statements, and the reported amounts of revenues and expenses during the reporting periods. It should be recognized that the actual results could differ from those estimates. The Group's significant accounting policies are as follows.


Inventories

Inventories are stated at the lower of cost or market, with cost determined on the first-in, first-out (FIFO) method.


Property, Plant and Equipment

Property, plant and equipment are presented at cost, net of accumulated depreciation. The cost of property, plant and equipment retired or otherwise disposed of, and the accumulated depreciation thereon, are eliminated from the asset and related accumulated depreciation accounts, and any resulting gain or loss is reflected in income The Group provides for depreciation of plant and equipment primarily on the straight-line method to amortize the cost of such plant and equipment over its useful life.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996




Cost in Excess of Net Assets Acquired

Cost in excess of net assets acquired ("goodwill") is presented net of accumulated amortization. Management continually evaluates the existence of goodwill impairment on the basis of whether the goodwill is fully recoverable from projected, undiscounted net cash flows of the related business unit. Goodwill is amortized on the straight-line method over a 40 year period.

Sales and Income Recognition

Sales are recorded when the product is shipped and title is passed to the customer. Sales on long-term contracts are recognized under the percentage-of-completion method of accounting, and are measured on the units of delivery basis. The percentage-of-completion method gives effect to the most recent contract value and estimates of costs to completion. When appropriate, contract prices are adjusted for increased scope and other changes ordered or caused by the customer.

Income Taxes

Mark IV adopted Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS No. 109), in fiscal 1994. The adoption of this standard changed Mark IV's method of accounting for income taxes from the deferred method to the liability method. Mark IV adopted SFAS No. 109 retroactively by restating prior years' financial statements for all years which included the operations of the Vapor Companies. The Group's provisions for income taxes have been calculated on the separate return basis.

Postretirement Benefits

The Group adopted Statement of Financial Accounting Standards No. 106, Employers Accounting for Postretirement Benefits Other Than Pensions (SFAS No.
106), effective as of February 28, 1993.   SFAS No. 106 required the estimated
present-value of the Groups's liability for its commitments to provide health and life insurance benefits to its retirees to be included in the balance sheet. The related expense is required to be recognized on the accrual method over the remaining years of the employees' active service, up to the dates of the individual's eligibility to retire and begin receiving the benefit.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996


Research and Development Costs

Research and development costs are expensed as incurred. Incentives received from the Canadian government related directly to research and development costs incurred in Canada are netted against the related costs. The amount of such incentives amounted to approximately $504,000; $628,000; and $426,000 in fiscal 1996, 1995 and 1994, respectively.


Foreign Currency

The assets and liabilities of the Group's foreign operations are translated at year-end exchange rates, and resulting gains and losses are included as a part of net equity. Foreign currency transactions are included in income as realized and amounted to gains (losses) of approximately $(91,000); $211,000; and $478,000 in fiscal 1996, 1995 and 1994, respectively.

Mark IV enters into foreign currency forward contracts as a hedge for certain existing or anticipated business transactions that are denominated in various foreign currencies. Since such transactions are based upon Mark IV's consolidated currency exposure, including operations other than those of the Group, all related gains or losses on such hedge transactions have been excluded from the Group's financial statements, and any underlying balance sheet exposure remains the responsibility of Mark IV.

Cash

Cash consists of balances in the accounts of the Group's foreign operating units. All other cash balances are transferred to the Parent as they arise.


2.  ACCOUNTS RECEIVABLE ALLOWANCES AND CONTINGENCY

Accounts receivable are reflected net of allowances for doubtful accounts of $515,000 and $362,000 as of the last day of February, 1996 and 1995, respectively.

Accounts receivable include an amount of approximately $750,000 which is past due from a customer and may not be collected in full. The customer is experiencing cash-flow/financing difficulties and pursuing alternative financing sources to enable it to continue its operations. The Group is presently shipping product to this customer only on a cash-on-delivery basis. Management of the Group anticipates that a substantial portion of the $750,000 will ultimately be received; however, the allowance for doubtful accounts identified above includes an amount of $250,000 which was added to provide for the possible loss of some portion of this receivable.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996


3.  INVENTORIES

Inventories consist of the following as of the last day of February, 1996 and 1995 (dollars in thousands):

                                                1996             1995
                                                ----             ----
   Purchased materials and parts              $ 11,237        $  7,694
   Contracts in process and sub-assemblies       4,795           4,114
   Finished goods                                  892           1,402
                                              --------        --------
           Total inventories                    16,924          13,210
   Less progress billings                        2,600           3,100
                                              --------        --------
           Net inventories                    $ 14,324        $ 10,110
                                              ========        ========


4.  PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost and consist of the following as of the last day of February, 1996 and 1995 (dollars in thousands):

                                                1996            1995
                                                ----            ----
  Land and improvements                       $  5,563        $  5,563
  Buildings and improvements                     9,150           9,147
  Machinery and equipment                       11,282          10,317
                                              --------        --------
    Total property, plant and equipment         25,995          25,027
  Less accumulated depreciation                  5,863           4,088
                                              --------        --------
    Property, plant and equipment, net        $ 20,132        $ 20,939
                                              ========        ========

The Group's land and manufacturing facility in Montreal, Quebec have been rented from a separate indirect subsidiary of Mark IV up through February 29, 1996. Subsequent to that date, the land and building were transferred to the Vapor Companies, with "payment" made through the inter-company account. Therefore, the transaction has been accounted for as if it had occurred as of March 1, 1993. The accompanying combined balance sheets include the related net asset value of the land and building. The income statements for each of the three fiscal years in the period ended February 29, 1996 exclude the rental expense paid, and reflect depreciation expense on the building as if it had been owned during that period.

Depreciation expense was Sl,775,000; $1,763,000; and $1,709,000 in fiscal 1996, 1995 and 1994, respectively.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29. 1996


5.  COST IN EXCESS OF NET ASSETS ACQUIRED

Cost in excess of net assets acquired is presented net of accumulated amortization of $1,294,000 and $1,013,000 as of the last day of February 1996 and 1995, respectively. Amortization expense was approximately $281,000 in each of fiscal 1996, 1995 and 1994.


6.  INCOME TAXES

Operating income and the related provision for income taxes for fiscal 1996, 1995 and 1994 consists of the following (dollars in thousands):

                                          1996         1995       1994
                                          ----         ----       ----
Operating income:
   United States                         $8,296       $2,759      $1,746
   Foreign                                  133        3,581       3,686
                                         ------       ------      ------
       Total operating income            $8,429       $6,340      $5,432
                                         ======       ======      ======
Provision for income taxes:
  Currently payable
    United States                        $2,838       $1,216      $  968
    Foreign                                 135          924       1,417
                                         ------       ------      ------
       Total currently payable            2,973        2,140       2,385
                                         ------       ------      ------
  Deferred
    United States                           441          (48)       (203)
    Foreign                                 (67)         349         (94)
                                         ------       ------      ------
       Total deferred (benefit)             374          301        (297)
                                         ------       ------      ------
       Total provision for taxes         $3,347       $2,441      $2,088
                                         ======       ======      ======

The provision for income taxes for fiscal 1996, 1995, and 1994 differs from the amount computed using the United States statutory income tax rate as follows (dollars in thousands):

                                          1996         1995        1994
                                          ----         ----        ----
Expected tax at United States
 statutory income tax rate               $2,938       $2,219      $1,901
Permanent differences                       125          126         107
State and local income taxes                289          102          67
Tax credits                                 (25)         (25)        (20)
Foreign tax rate differences                 20           19          33
                                         ------       ------      ------
    Total provision for taxes            $3,347       $2,441      $2,088
                                         ======       ======      ======

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996


The tax effects of the Group's temporary differences which give rise to deferred tax assets (liabilities) consist of the following at the last day of February, 1996 and 1995 (dollars in thousands):

                                                 1996         1995
                                                 ----         ----
Current:
    Accounts receivable                        $   172       $    96
    Inventories                                   (479)         (497)
    Compensation related                           420           420
    Other items                                  1,286         1,577
                                               -------       -------
      Net current deferred tax assets          $ 1,399       $ 1,596
                                               =======       =======

Non-current:
    Fixed and intangible assets                $ 1,379       $ 1,556
                                               -------       -------
      Net non-current deferred tax assets      $ 1,379       $ 1,556
                                               =======       =======

The undistributed earnings of the Group's foreign subsidiaries have been reinvested in each country, and are not expected to be remitted back to Mark IV.


7.  PENSION AND RETIREMENT SAVINGS PLANS

The Group's U.S. employees participate in a defined-benefit pension plan which is funded and administered by Mark IV. Such plan provides retirement benefits based upon the employees' age, earnings and years of service. The Group recognized an expense for the estimated service cost of such plan of approximately $571,000; $537,000; and $485,000 in fiscal 1996, 1995 and 1994, respectively. The plan is a part of Mark IV's Master Defined Benefit Plan, and the funded position and responsibility for benefit payments to retirees remains with Mark IV.

The Group's employees in Canada participate in a defined benefit pension plan which is funded and administered by the Vapor Canada operating unit of the Group. The Group recognized an expense for this defined-benefit plan of approximately $138,000; $112,000; and $108,000 in fiscal 1996, 1995 and 1994, respectively. The plan had gross assets of approximately $3,429,000 as of February 29, 1996 and related liabilities of approximately $3,343,000 as of that same date. The net asset position of this plan has been included in the Group's combined balance sheet as of February 29. 1996.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996


8.  POST-RETIREMENT BENEFITS

The Group currently provides health and life insurance benefits to a number of existing retirees from its U.S. operations. Contributions currently required to be paid by the retirees towards the cost of such plans range from 30% to 60%. The Group also has a number of active employees who might receive such benefits upon their retirement. The related plan includes provisions which allow management of the Group to increase the cost to participants, or otherwise modify or terminate such benefits as determined to be appropriate.

The following table sets forth the liability for the cost of these benefits included in the combined balance sheets as of the last day of February, 1996 and 1995 (dollars in thousands):

                                                          1996      1995
                                                          ----      ----
Accumulated post-retirement benefit obligation:
  Retirees and beneficiaries receiving benefits          $  448    $  433
  Active employees, fully eligible for benefits             477       456
  Active employees, not fully eligible for benefits         382       311
                                                         ------    ------
     Total accumulated benefit obligation                 1,307     1,200
Unrecognized net loss                                      (107)        -
                                                         ------    ------
     Post-retirement benefit liability recognized
      in the combined balance sheet                      $1,200    $1,200
                                                         ======    ======

The Group's post-retirement benefit expense on the accrual method for fiscal 1996, 1995 and 1994 includes the following components (dollars in thousands):

                                                 1996     1995     1994
                                                 ----     ----     ----
     Service cost-benefits earned
         during the period                       $ 20     $ 25     $ 30
        Interest cost on the APBO                 100       90       80
                                                 ----     ----     ----
           Total expense                         $120     $115     $110
                                                 ====     ====     ====

The APBO was calculated using a discount rate of 7.50% at February 29, 1996, and 8.75% at February 28, 1995. The change in the discount rate did not have a significant effect on the expense determination for fiscal 1996 and 1995, and is not expected to have a significant effect for fiscal 1997. The APBO determinations assume an initial health care cost trend rate of approximately 8.0%, trending down rateably to an ultimate rate of 4.5%. A one-percentage-point increase in such trend rate would not have a significant effect on the APBO or the Group's annual expense.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996




9.  LEGAL MATTERS

The Group is involved in various legal matters. In the opinion of management, the ultimate cost to resolve these matters will not have a material adverse effect on the Group's financial position, results of operations or cash flows.


10.  FOREIGN OPERATIONS

The Group's foreign operations are located primarily in Canada, and to a lesser extent in Europe. Information concerning the Group's operations by geographic area for fiscal 1996, 1995 and 1994 is as follows (dollars in thousands):


                                         1996            1995            1994
                                         ----            ----            ----
NET SALES TO CUSTOMERS
 United States                         $ 52,755        $ 47,930        $ 44,641
 Foreign                                 12,222          20,116          21,954
                                       --------        --------        --------
   Total net sales
    to customers                       $ 64,977        $ 68,046        $ 66,595
                                       ========        ========        ========

OPERATING INCOME
 United States                         $  8,296        $  2,759        $  1,746
 Foreign                                    133           3,581           3,686
                                       --------        --------        --------
   Total operating
    income                             $  8,429        $  6,340        $  5,432
                                       ========        ========        ========

IDENTIFIABLE ASSETS
 United States                         $ 52,963        $ 55,292        $ 51,135
 Foreign                                 14,647           9,709          12,617
                                       --------        --------        --------
   Total identifiable
     assets                            $ 67,610        $ 65,001        $ 63,752
                                       ========        ========        ========


The net sales to customers reflect the sales of the Group's operating units in each geographic area to unaffiliated customers. Export sales from the United States to unaffiliated customers were $15,172,000; $8,981,000; and $5,453,000 in fiscal 1996, 1995, and 1994, respectively.

                                VAPOR COMPANIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               FEBRUARY 29, 1996




11.  RELATED PARTY TRANSACTIONS

Mark IV provides or coordinates treasury, tax, audit, legal, medical and risk insurance, and benefits administration services to the various operating units of the Group. Insurance, legal, audit and direct employee benefits related costs are allocated directly to the Group. An allocation of Mark IV's costs for tax, treasury and other administrative work performed is not made, as they are not believed to be significant. All inter-company accounts with Mark IV, and other affiliates outside of the Vapor Companies, have been included as a part of net equity.


12.  CONDITIONAL GRANT

In February 1996, Vapor Canada, together with Sensotech Ltd. ("Sensotech"), entered into a cooperation and project funding agreement with the Canada - Israel Industrial Research and Development Foundation for a maximum sum of $600,000 to be allocated $280,000 to Vapor Canada and $320,000 to Sensotech. As of February 29, 1996, Vapor Canada had received $80,000 of this amount, and recorded it as a deferred credit in the accompanying combined balance sheet. The parties are jointly and severally obligated to repay the funding at a rate of 2.5% of gross sales derived from the project (as defined), up to a maximum of 100% of the funding received. However, if no orders are received, there is no obligation to return the funds to Sensotech.

Item 7(b) Pro Forma Condensed Consolidated Financial Information


             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                  (UNAUDITED)

The following Pro Forma Condensed Consolidated Financial Statements are based on the historical financial statements of Westinghouse Air Brake Company ("WABCO" or the "Company"), and the "Vapor Group," adjusted to give effect to the acquisition of the Vapor Group by the Company. The Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 1995 and for the six months ended June 30, 1996 assume that the acquisition had occurred on January 1, 1995. The unaudited Pro Forma Condensed Consolidated Balance Sheet gives effect to the acquisition of the Vapor Group by the Company as if it had occurred on June 30, 1996.

The pro forma financial information reflects the purchase method of accounting for the acquisition of the Vapor Group, and accordingly is based on estimated purchase accounting adjustments that are subject to further revision depending upon completion of any appraisals or other studies of the fair value of Vapor's assets and liabilities.

The pro forma financial information reflects certain assumptions described above and in Notes to Pro Forma Condensed Consolidated Financial Statements below. The pro forma financial information does not purport to present what the Company's results of operations would actually have been if the acquisition of the Vapor Group had occurred on the assumed date, as specified above, or to project the Company's financial condition or results of operations for any future period.

                WESTINGHOUSE AIR BRAKE COMPANY AND SUBSIDIARIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                              AS OF JUNE 30, 1996
                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)

                                                                         Purchase       Vapor        Acquisition
                                              Historical   Historical    Agreement    Acquisition     Pro Forma       Pro Forma
                                               Company     Vapor (1)    Adjustments    Adjusted      Adjustments     As Adjusted
                                               -------     ---------    -----------    --------      -----------     -----------
       ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                  $  3,196      $ 1,563      $(1,563)(2)   $    -        $  1,000 (11)     $  4,196
    Accounts receivable                          56,684       17,632         (541)(3)    17,091            (25)           73,750
    Inventories                                  49,915       14,058           -         14,058          2,018 (5,6)      65,991
    Other current assets                          4,912          220           -            220            150 (11)        5,282
                                               --------      -------      -------       -------       --------          --------
         Total current assets                   114,707       33,473       (2,104)       31,369          3,143           149,219

Property, Plant and Equipment, net               73,671       19,743           -         19,743             -             93,414

OTHER ASSETS:

    Cost in Excess of Net Assets Acquired        51,442        9,619           -          9,619         27,292 (11)       78,734
                                                     -            -            -             -          (9,619)(7)
    Other Intangibles                            27,069           -            -             -              -             27,069
    Deferred taxes                                   -           788           -            788          3,288 (10)        3,288
                                                     -            -            -             -            (788)(7)
    Other noncurrent assets                      13,849        2,113           -          2,113         (1,200)(5)        14,762
                                               --------      -------      -------       -------       --------          --------
         Total other assets                      92,360       12,520           -         12,520         18,973           123,853

TOTAL ASSETS                                   $280,738      $65,736      $(2,104)      $63,632       $ 22,116          $366,486
                                               ========      =======      =======       =======       ========          ========

    LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

    Accounts payable                           $ 19,668      $ 4,457      $    -        $ 4,457       $     -           $ 24,125
    Other current liabilities                    41,809        6,322         (660)(4)     5,662          9,840 (8,9)      57,311
                                               --------      -------      -------       -------       --------          --------
         Total current liabilities               61,477       10,779         (660)       10,119          9,840            81,436

Long-term debt                                  293,590           -            -             -          65,000 (11)      358,590
Deferred income taxes                             3,314           -            -             -              -              3,314
Other long-term liabilities                      16,041          789           -            789             -             16,830
                                               --------      -------      -------       -------       --------          --------
         Total liabilities                      374,422       11,568         (660)       10,908         74,840           460,170

Shareholders' equity                            (93,684)      54,168       (1,444)       52,724        (52,724)          (93,684)
                                               --------      -------      -------       -------       --------          --------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY     $280,738      $65,736      $(2,104)      $63,632       $ 22,116          $366,486
                                               ========      =======      =======       =======       ========          ========

         The accompanying notes are an integral part of this statement.

                WESTINGHOUSE AIR BRAKE COMPANY AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                 Acquisition
                                                              Historical       Historical         Pro Forma           Pro Forma
                                                               Company         Vapor (12)        Adjustments         As Adjusted
                                                               -------         ----------        -----------         -----------
Net sales                                                     $424,959          $64,977           $     -             $489,936
Cost of sales                                                  278,901           42,451                 -              321,352
                                                              --------          -------           --------            --------
          Gross profit                                         146,058           22,526                 -              168,584

Selling, general and engineering expenses                       56,756           14,097              1,500 (13)         72,353
                                                              --------          -------           --------            --------
          Income from operations                                89,302            8,429             (1,500)             96,231

OTHER INCOME AND EXPENSES:

    Interest expense                                            24,857               -               4,550 (14)         29,407
    Interest expense to affiliates                               6,141               -                  -                6,141
    Other (income) expense, net                                   (205)              -                  -                 (205)
                                                              --------          -------           --------            --------
          Income before income taxes and extraordinary item     58,509            8,429             (6,050)             60,888

INCOME TAXES                                                    23,402            3,347 (15)        (2,420)(16)         24,329
                                                              --------          -------           --------            --------
          Income before extraordinary item                      35,107            5,082             (3,630)             36,559

EXTRAORDINARY ITEM, net of taxes                                (1,382)              -                  -               (1,382)
                                                              --------          -------           --------            --------

NET INCOME                                                    $ 33,725          $ 5,082            $(3,630)           $ 35,177
                                                              ========          =======            =======            ========

INCOME PER COMMON SHARE:

    Income before extraordinary item                          $   1.32                                                $   1.37
    Extraordinary item                                        $  (0.05)                                               $  (0.05)
                                                              --------                                                --------
    Net income                                                $   1.27                                                $   1.32
                                                              ========                                                ========

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                   26,639                                                  26,639
                                                              ========                                                ========

         The accompanying notes are an integral part of this statement.

                WESTINGHOUSE AIR BRAKE COMPANY AND SUBSIDIARIES
            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                     FOR THE SIX MONTHS ENDED JUNE 30, 1996

                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                 Acquisition
                                                              Historical       Historical         Pro Forma           Pro Forma
                                                               Company         Vapor (12)        Adjustments         As Adjusted
                                                               -------         ----------        -----------         -----------
Net sales                                                     $214,866          $36,500            $    -             $251,366
Cost of sales                                                  142,700           25,552                 -              168,252
                                                              --------          -------            -------            --------
          Gross profit                                          72,166           10,948                 -               83,114

Selling, general and engineering expenses                       32,958            7,752                580 (13)         41,290
                                                              --------          -------            -------            --------
          Income from operations                                39,208            3,196               (580)             41,824

OTHER INCOME AND EXPENSES:

    Interest expense                                            11,886               -               2,275 (14)         14,161
    Interest expense to affiliates                                 808               -                  -                  808
    Other (income) expense, net                                    (73)              -                  -                  (73)
                                                              --------          -------            -------            --------
          Income before income taxes                            26,587            3,196             (2,855)             26,928

INCOME TAXES                                                    10,635            1,278 (15)        (1,142)(16)         10,771
                                                              --------          -------            -------            --------

NET INCOME                                                    $ 15,952          $ 1,918            $(1,713)            $16,157
                                                              ========          =======            =======             =======

INCOME PER COMMON SHARE                                       $   0.56                                                 $  0.57
                                                              ========                                                 =======

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING                   28,446                                                  28,446
                                                              ========                                                 =======


         The accompanying notes are an integral part of this statement.

         NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

The pro forma adjustments to the condensed consolidated balance sheet are as follows:

   1.  The historical accounts of the Vapor Group are as of August 31, 1996.

   2.  To eliminate cash which was retained by the seller.

   3. To eliminate certain trade receivables and related reserves that were retained by the seller.

   4. To eliminate certain compensation related accruals that were retained by the seller.

   5. To adjust inventory carrying values to conform with WABCO's accounting policies.

   6. To increase reserves for excess and slow moving inventory to conform with WABCO's accounting policies.

   7.  To eliminate historical Vapor goodwill and taxes.

   8.  To adjust warranty reserves to conform with WABCO's accounting policies.

   9. To record reserves for estimated costs associated with restructuring, staffing reductions and other costs to integrate the acquired operations.

  10. To record deferred taxes on related reserves and other purchase accounting timing differences.

  11. To record the borrowing of $65 million and the simultaneous acquisition of the Vapor Group. Pending completion of a formal appraisal, the components of the purchase price have been allocated as follows:

               Purchase Price                      $63,850

               Current Assets                       33,362
               Property, Plant and Equipment        19,743
               Other noncurrent assets               4,201

               Intangibles, including goodwill      27,292

               Current Liabilities                  19,959
               Noncurrent Liabilities                  789

The pro forma adjustments to the condensed consolidated statements of operations are as follows:

  12. The historical results of the Vapor Group are for the twelve months ended February 29, 1996. The historical results of the Vapor Group are for the six months ended August 31, 1996.

  13. To reflect the amortization of acquired intangibles, including goodwill, over their estimated average lives of thirty years and certain adjustments to selling, general and engineering expenses:

                                                              Year ended      Six months ended
                                                             December 31,         June 30,
                                                                 1995               1996
                                                                 ----               ----
                                                                      (In Thousands)
Amortization of goodwill and other intangibles                   $   910           $ 455

Accrued cost of employee benefit programs, including ESOP            590             125
                                                                 -------           -----
                                                                 $ 1,500           $ 580
                                                                 =======           =====

The ESOP expense is based on actual market price for WABCO stock and could increase or decrease as the market price changes.

  14. To reflect incremental interest expense (interest rate of 7%) on debt incurred to finance the Vapor acquisition.

  15. To record income tax expense on Vapor's historical results at the Company's effective tax rate of 40%.

  16. To record income tax effect of the pro forma adjustments at the Company's effective tax rate of 40%.


Item 7(c)  Exhibits

                 (c) The exhibits identified below are filed herewith as a part of this Report. The Company agrees to furnish to the Commission upon request a copy of any omitted schedule (or other similar attachment) to the agreements identified below.


Exhibit No.                              Description
-----------                              -----------
   2.01 Purchase Agreement dated as of September 19, 1996 by and among Mark IV Industries Inc., Mark IV PLC and
                        W & P Holding Corp.

   2.02 Purchase Agreement dated as of September 19, 1996 by and between Mark IV Industries Limited and Westinghouse Railway Holdings (Canada) Inc.

                 Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       WESTINGHOUSE AIR BRAKE COMPANY


Dated:  October 3, 1996                By /s/ ROBERT J. BROOKS
                                         ---------------------------------
                                         Robert J. Brooks
                                         Vice President and
                                         Chief Financial Officer

                               INDEX TO EXHIBITS


Exhibits:
---------
2.01             Purchase Agreement dated as of September 19, 1996 by and among Mark IV Industries Inc.,
                 Mark IV PLC and W & P Holding Corp.

2.02             Purchase Agreement dated as of September 19, 1996 by and between Mark IV Industries Limited and Westinghouse Railway Holdings (Canada) Inc.